EXHIBIT LL

VOTING AGREEMENT

This VOTING AGREEMENT dated as of May 20, 2008 (as the same may be amended from time to time, this “Agreement”) among Salton, Inc., a Delaware corporation (the “Corporation”), Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands corporation (“Harbinger Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (together with Harbinger Master Fund, the “Harbinger Entities”).

RECITALS

WHEREAS, pursuant to and subject to the terms and conditions of a Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) dated May 20, 2008 by and among the Corporation, Applica Pet Products LLC (“Pet LLC”), a Delaware limited liability company, and Spectrum Brands, Inc., a Wisconsin corporation, the Corporation and Pet LLC will, directly or indirectly, purchase the Transferred Equity Interests of the Transferred Entities (the “Transaction”);

WHEREAS, in connection with the Transaction, the Harbinger Entities have committed pursuant to two Commitment Letters dated the date hereof among the Corporation, Pet LLC and the Harbinger Entities (the “Commitment Letters”) to purchase shares of the Corporation’s Series E Convertible Participating Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock” and the shares of Series E Preferred Stock covered by the Commitment Letters, the “Covered Series E Shares”) with preferences and rights as set forth in the certificate of designation attached as Exhibit A to the Commitment Letters (the “Series E Certificate of Designation”);

WHEREAS, in order to induce the Corporation and Pet LLC to enter into the Purchase Agreement, the Harbinger Entities have agreed, severally and not jointly, to enter into this Agreement;

WHEREAS, the Harbinger Entities and the Corporation desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

VOTING; PROXIES

Section 1.1      Voting of Covered Shares. Each Harbinger Entity, severally and not jointly, hereby irrevocably and unconditionally agrees that during the term of this Agreement, at any special or annual meeting of stockholders of the Corporation, however called, including any adjournment or postponement thereof, such Harbinger Entity shall, and shall cause its controlled affiliates to, in each case to the fullest extent that such matters are submitted for the vote of such Harbinger Entity or its controlled affiliates and that its or its controlled affiliates’ Covered Shares are entitled to vote thereon:

(a)       appear at each such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)       vote (or cause to be voted), in person or by proxy, all of its Covered Shares in favor of the adoption of the Stockholder Approval Matter and any related proposal to effect the foregoing which is approved or recommended by the special committee of independent directors of the Corporation and submitted for the vote of stockholders thereof.

As used herein, “Covered Shares” means, (i) the shares of the Common Stock par value $0.01 per share (the “Common Stock”) of the Corporation, (ii) the shares of Series D Preferred Stock, par value $0.01 per share, of the Corporation, (iii) the shares of Series E Preferred Stock, and (iv) any shares into which any of the foregoing shares are exchanged or converted, in each case that such Harbinger Entity or its controlled affiliates Beneficially owns or acquires Beneficial Ownership of on or after the date hereof. As used herein, “Beneficial Ownership” has the meaning specified in Rule 13d-3 promulgated under the Exchange Act and “Beneficially Owned” and “Beneficially Owns” have a correlative meaning.

As used herein, “Stockholder Approval Matter” means an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation authorizing the issuance of a sufficient number of additional shares of Common Stock to allow all Covered Series E Shares to automatically convert into shares of Common Stock in accordance with the DGCL, other applicable laws and the Series E Certificate of Designation, and any related actions to effect the foregoing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE HARBINGER ENTITIES

Each of the Harbinger Entities, severally and not jointly, represents and warrants to the Corporation that:

Section 2.1      Authority, Non-Contravention. Such Harbinger Entity has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Harbinger Entity and constitutes a valid and binding obligation of such Harbinger Entity, enforceable against such Harbinger Entity in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership or other organizational action on the part of such Harbinger Entity. The execution and delivery of this Agreement by such Harbinger Entity does not, and the consummation of the transactions contemplated by this Agreement and compliance by such Harbinger Entity with the provisions of this Agreement will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of such Harbinger Entity’s properties or assets under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on such Harbinger Entity. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Governmental Entity is required by or with respect to such Harbinger Entity in connection with such Harbinger Entity’s execution and delivery of this Agreement or the consummation by such Harbinger Entity of the transactions contemplated by this Agreement, except for applicable requirements, if any, under applicable securities laws and the rules and regulations thereunder. Such Harbinger Entity owns the number of shares of the Corporation set forth on Schedule 2.1 next to its name and has the right to vote such shares in any special or annual meeting of stockholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE CORPORATION

Section 3.1      Authority, Non-Contravention. The Corporation represents and warrants to the Harbinger Entities that: The Corporation has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Corporation. This Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity. The execution and delivery of this Agreement by the Corporation does not, and the consummation of the transactions contemplated by this Agreement and compliance by the Corporation with the provisions of this Agreement will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the Company’s properties or assets under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on the Corporation. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Governmental Entity is required by or with respect to the Corporation in connection with the Company’s execution and delivery of this Agreement or the consummation by the Corporation of the transactions contemplated by this Agreement, except for applicable requirements, if any, under applicable securities laws and the rules and regulations thereunder.

ARTICLE IV

COVENANTS OF THE HARBINGER ENTITIES

Section 4.1	Transfers.

Except as otherwise provided herein, from the date hereof until this Agreement is terminated in accordance with Section 5.2, each Harbinger Entity agrees, severally and not jointly, that it shall not (each, a “Transfer”):

(a)       sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, such Harbinger Entity’s Covered Shares or any interest contained therein;

(b)       grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to such Harbinger Entity’s Covered Shares, other than this Agreement;

(c)       enter into, or deposit such Harbinger Entity’s Covered Shares into, a voting trust or take any other action which would reasonably be expected to result in a diminution of the voting power represented by such Harbinger Entity’s Covered Shares; or

(d)	commit or agree to take any of the foregoing actions;

provided, that a Harbinger Entity may Transfer its Covered Shares if the transferee with respect to such Covered Shares agrees in writing in a form reasonably satisfactory to the Corporation to be bound by all of the terms of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1      Expenses. All costs and expenses incurred by any party in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that upon the consummation of the Transaction, the Corporation shall, promptly following the Closing Date, pay or reimburse the reasonable out-of-pocket fees and expenses and fees, expenses and disbursements of counsel incurred by the Harbinger Entities in connection with the transactions contemplated by this Agreement and the Purchase Agreement.

Section 5.2      Termination. This Agreement shall automatically terminate upon the earlier of (i) the adoption of the Stockholder Approval Matter by the requisite vote of the Corporation’s stockholders and (ii) the valid termination of the Purchase Agreement in accordance with its terms. Notwithstanding the foregoing, the provisions of this ARTICLE V shall survive termination of this Agreement.

Section 5.3      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to the Corporation, to:

Salton, Inc.

3633 Flamingo Road

Miami, FL 33027

Attention: General Counsel

954-883-1000 telephone

954-883-1714 telecopy

if to the Harbinger Entities, to:

c/o Harbinger Capital Partners

555 Madison Avenue, 16th Floor

New York, New York 10022

Attention: Mr. David M. Maura

212-508-3703 telephone

212-508-3721 telecopy

Section 5.4      Amendments. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Section 5.5      Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 5.5, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 5.6      Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.7      Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 5.8      Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

Section 5.9      Entire Agreement; No Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder.

Section 5.10    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.11	Jurisdiction; Enforceability.

The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts and to accept service of process in any manner permitted by such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

Section 5.12    Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Agreement, or any of the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications expressed above.

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IN WITNESS WHEREOF, the Corporation and each of the Harbinger Entities have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

SALTON, INC.
By:	/s/ Terry Polistina
Name: Terry Polistina Title: President and Chief Executive Officer

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD. By: Harbinger Capital Partners Offshore Manager, L.L.C. By: HMC Investors, L.L.C., Managing Member
By:	/s/ Philip Falcone
Name: Philip Falcone Title: Senior Managing Director

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P. By: Harbinger Capital Partners Special Situations GP, LLC By: HMC - New York, Inc., Managing Member
By:	/s/ Philip Falcone
Name: Philip Falcone Title: Senior Managing Director

[Signature Page to Voting Agreement]